EXHIBIT 4

Translation from German

2. Supplemental Agreement to the

Purchase Agreement of 07/29/2008

between

Norddeutsche Landesbank Girozentrale, Friedrichswall 10, 30159 Hannover,

- hereinafter: the “Seller” -

and

Dr. Winfried Kill, Parkstrasse 32a, 51427 Bergisch-Gladbach

- hereinafter: the “Purchaser” –

Preamble

WHEREAS Seller holds shares of stock, ISIN US75961Q1013, (hereinafter: the “Shares”) of Remote MDX Inc with its principal place of business in Utah, United States (hereinafter: the “Company”).

With purchase agreement of 07/29/2008 in the version of the supplemental agreement to the purchase agreement dated 08/29/2008, the Seller has sold all of his Shares to the Purchaser. On 08/29/2008, the Purchaser, as agreed, has taken over 7,445,739 Shares and has paid a partial amount of EUR 6,000,000.00. On the background of the current financial crisis, the parties have agreed that a further part of the Shares shall be taken over immediately and the remaining part of the Shares shall be taken over until 12/15/2008. Until then, the purchase price shall additionally be secured.

Mentioned that, the parties agree on the modalities for the implementation of the purchase agreement of 07/29/2008 in the version of the supplemental agreement dated 08/29/2008 as follows:

§ 1 Subject Matter

The Seller sells to Purchaser the 23,578,261 Shares held by him with all rights and obligations attaching to the Shares. Purchaser accepts the sale.

§ 2 Purchase Price

(1)           The purchase price is EUR 0.80583 per share and thus totals

EUR 19,000,069.92

(in words: Euro nineteen million sixty-nine).

(2)           A partial amount of EUR 1,000,000.00 of the purchase price for 1,240,956 Shares is due and payable on 10/15/2008 and the remaining amount of EUR 18,000,069.92 for 22,337,305 Shares is due and payable no later than 12/15/2008. Earlier payments are possible at any time, as long as the Purchaser gives respective notice thereof to the Seller within a notice period of two bank working days in advance.

§ 3 Transfer of the Shares

(1)           Seller and Purchaser agree that the ownership to the Shares shall pass to Purchaser in exchange for payment of the respective purchase price.

(2)           Purchaser will arrange for his depositary bank to provide Seller in good time with the data and information necessary for processing the transfer of the Shares and the settlement of the purchase price as so-called “against transaction” through the settlement system of Clearstream Banking Luxembourg.

§ 4 Liability, Warranty

(1)           Seller and Purchaser agree that the subject matter of this agreement is not the Company but the Shares and that Seller disclaims any liability for defects in quality or title in the Company including the Company’s earning capacity or the value of the Shares or individual items of the Company’s assets.

(2)           Seller warrants that on signing of this agreement and on the effective date of the transfer of the Shares:

a)             the Shares will be at Purchaser’s free disposal and not encumbered with rights of others and will be free from any other’s rights to sell or buy the Shares; and

b)            Seller has the right to freely dispose of the Shares without requiring a third party’s consent.

§ 5 Miscellaneous

(1)           Upon request by the Seller, the Purchaser shall grant security for the remainder of the purchase price.

(2)           Each party bears its own costs in connection with the conclusion and performance of this agreement, including costs of external advisors.

(3)           The Purchaser confirms that his decision to buy the Shares has been taken on the basis of his own scrutiny of the risks involved and that in so far he has not received any advisory or financial services of the Seller and that he shall not raise any claims against the Seller in this regard.

(4)           This agreement is subject to the laws of the Federal Republic of Germany.

(5)           Place of performance is Hannover.

(6)           The parties agree that if any provision in this agreement should be or become ineffective this shall be without prejudice to the validity of the remainder hereof. The parties undertake that if possible they will replace an ineffective provision with a provision of equal or similar financial effect. The same applies if the agreement should prove to have a gap or omission in the course of its performance.

(7)           Any amendments of or supplements to this agreement, including an amendment of or supplementation to this Clause, requires written form which shall be observed by facsimile transmission of the signed documents in order to be effective. No side agreements have been entered into.

(8)           For the validity of this supplement agreement, the facsimile transmission of a signed version to the respective other party is sufficient.

Hannover, date: October 15, 2008	Cologne, date: October 15, 2008

/s/ Dr. Gunter Dunkel	/s/ (Dr. Egon Schlütter)
- by sub-power of attorney granted by the general agent

/s/ Martin Halblaub	(Mrs. Rosemarie Kill) of the Purchaser
Seller	Purchaser